                                                                Exhibit 99(A)(8)

                    Supplement to Offers to Purchase For Cash
       Up to 100,000 Shares of 10.25% Series A Cumulative Preferred Stock
                                       and
        Up to 102,941 Shares of 9.8% Series B Cumulative Preferred Stock
                                       of
                               G & L Realty Corp.
                                       at
   $17.50 (Series A Preferred) and $17.00 (Series B Preferred), Net Per Share
                                       by
                                G & L Tender, LLC

                                   ----------

         THE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS WILL EXPIRE
           AT 5:00 P.M., NEW YORK CITY TIME, MONDAY, DECEMBER 3, 2001,
                     UNLESS THE OFFERS ARE FURTHER EXTENDED.

                                   ----------

                                    IMPORTANT

         This Supplement to Offer to Purchase (the "Supplement") relates to the Offers to Purchase dated October 5, 2001 (the "Offer to Purchase") shares of Series A Preferred Stock (the "Series A Preferred Shares") and/or shares of Series B Preferred Stock (the "Series B Preferred Shares" and collectively with the Series A Preferred Shares, the "Preferred Shares"). Unless the context otherwise requires, capitalized terms used in this supplement but not defined shall have the meaning ascribed to them in the Offer to Purchase.



November 23, 2001

                                     SUMMARY

         This summary highlights information contained elsewhere in this Supplement and the Offer to Purchase. Because it is a summary, it does not contain all of the information that you should consider before deciding whether to tender your preferred shares. You should read the entire Supplement, the Offer to Purchase and the related Letters of Transmittal carefully before deciding whether to tender your preferred shares. In this summary, (a) the terms "we," "our," "us," and the "purchaser" refer to G & L Tender, LLC, (b) the term the "company" refers to G & L Realty Corp., and (c) the term "Borrower" refers to G & L Partnership, LLC.

         Q:       Why am I receiving this supplement?

         A:       You are receiving this  supplement so that we can provide you with additional information about us, the company and the extension of the expiration date of our offer.

         Q:       What is the new expiration date for the offers?

         A:       The new expiration date for the offers is now Monday,
December 3, 2001.

         Q:       Has anything else changed from the documents I received
previously?

         A:       No.  This  supplement  only  amends  the  provisions that are mentioned below. All other information and disclosures remain unchanged from the documents we sent to you on October 5, 2001.

         Q:       Do I need to anything if I have already tendered my shares?

         A:       No, if you have  already  tendered  your  shares and still want to tender them, then you do not have to do anything more.

         Q:       Can I withdraw my shares that I have already tendered?

         A:       Yes, you can withdraw your shares by following the procedures that are in the offer to purchase.

         Q:       Whom do I contact if I have questions about the offers?

         A:       You can contact the Purchaser at  (310) 273-9930  (Attention:
Ms. Liza Cunanan) with questions regarding the offers.

To the Holders of 10.25% Series A Cumulative Preferred Stock and 9.8% Series B
     Cumulative Preferred Stock of G & L Realty Corp.:

         The Purchaser hereby supplements, modifies and amends its offer to purchase for cash up to 100,000 shares of 10.25% Series A Cumulative Preferred Stock, and/or up to 102,941 shares of 9.8% Series B Cumulative Preferred Stock of G&L Realty Corp., upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 5, 2001, as supplemented and amended by this Supplement to the Offer to Purchase, and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time. Unless the context otherwise requires, capitalized terms used in this Supplement but not defined shall have the meaning ascribed to them in the Offer to Purchase.

1.       Extension of the Offers

         On November 5, 2001, the Purchaser announced that it had extended the Offers so that the Applicable Expiration Date of each Offer is now 5:00 p.m., New York City Time on Monday, December 3, 2001.

2.       Recent Events

         On October 29, 2001, the Merger and the Partnership Merger were completed. In connection with the Merger, each share of Common Stock of the Company (except certain shares held by Messrs. Gottlieb and Lebowitz) were converted into the right to receive $13.00 per share of Common Stock, an increase of one dollar over the originally announced price of $12.00. The Merger was approved by the stockholders of the Company on October 24, 2001. Accordingly, the conditions to the Offers that the Merger be completed and the Purchaser receive the financing to conduct the Offers have now been satisfied, and the Purchaser has the funds available to complete the purchase of the Preferred Shares tendered in the Offers.

3.       Certain Information Concerning the Company and Borrower

         General. At the direction of the Staff of the Securities and Exchange Commission, the Company and the Borrower have each been added as a "bidder" (as that term is defined under the Securities Exchange Act of 1934, as amended, the "Exchange Act") to the Offer to Purchase. Accordingly, the Supplement contains certain information about (a) the Company and its executive officers and directors and (b) the Borrower and its members, each as required by the Exchange Act.

         The Company. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the executive officers and directors of the Company are set forth in Schedule I hereto. Neither the Company nor, to the best knowledge of the Company or Purchaser, any of its officers or directors has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities.

         Neither the Company, nor, to the best knowledge of the Company or the Purchaser, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Company or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Preferred Shares. Neither the Company nor, to the best knowledge of the Company or Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Preferred Shares during the past sixty (60) days.

         The Borrower. The name, citizenship, business address, present principal occupation or employment and five-year employment history of the members of the Borrower are set forth in Schedule II hereto. Neither the Borrower nor, to the best knowledge of the Borrower or Purchaser, any of its members has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities.

         Neither the Borrower, nor, to the best knowledge of the Borrower or the Purchaser, any of the persons listed on Schedule II or any associate or wholly-owned or majority-owned subsidiary of the Borrower or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Preferred Shares. Neither the Borrower nor, to the best knowledge of the Borrower or Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Preferred Shares during the past sixty (60) days.

4.       Certain Financial Information Concerning Members of the Purchaser

         As of November 1, 2001, Mr. Gottlieb's net worth was approximately $2,000,000, a majority of which consists of illiquid assets such as real-estate investments and securities of privately-held companies. As of November 1, 2001, Mr. Lebowitz's net worth was approximately $7,000,000, a majority of which consists of illiquid assets such as real-estate investments and securities of privately-held companies.

         In order to borrow the funds for the Merger, the Borrower and the Operating Partnership entered into a credit agreement (the "Credit Agreement") dated as of October 26, 2001, with GMAC Commercial Mortgage Corporation (the "Agent"). In connection with the Merger and the Partnership Merger, Messrs. Gottlieb and Lebowitz entered into to a Guarantee and Collateral Agreement, dated October 25, 2001, by and among the Company and the Operating Partnership in favor of the Agent (the "Guarantee and Collateral Agreement"). Pursuant to the terms of the Guarantee and Collateral Agreement, the obligations of the Operating Partnership under the Credit Agreement are guaranteed by Messrs. Gottlieb and Lebowitz and the Company. In order to secure the Credit Agreement and the related guarantee, the Company, the Operating Partnership and Messrs. Gottlieb and Lebowitz have granted the Agent a security interest in, among other things, all accounts, chattel paper, documents, general intangibles, investment property and security entitlements of the Company and the Operating Partnership and all hedging agreements entered into by Messrs. Gottlieb and Lebowitz, the Company or the Operating Partnership. The Company, the Operating Partnership and each of Messrs. Gottlieb and Lebowitz have also granted the Agent a pledge of
(a) all promissory notes issued to the Company, the Operating Partnership, Messrs. Gottlieb and Lebowitz or any affiliate of Messrs. Gottlieb and Lebowitz by the Company, the Operating Partnership or any subsidiary, (b) all partnership units of the Operating Partnership owned by the Company or by Messrs. Gottlieb and Lebowitz or their affiliates, together with any other share certificates, options or rights of any nature in respect of the partnership units of the Operating Partnership that may be issued or granted to, or held by, the Company, the Operating Partnership or Messrs. Gottlieb and Lebowitz while the Credit Agreement is in effect and (c) all

Common Stock of the Company owned by Messrs. Gottlieb and Lebowitz or their affiliates together with any other share certificates, options or rights of any nature in respect of the Common Stock of the Company that may be issued or granted to, or held by, the Company, the Operating Partnership or Messrs. Gottlieb and Lebowitz while the Credit Agreement is in effect.

                                    *********

         PREFERRED STOCKHOLDERS WHO HAVE PREVIOUSLY TENDERED THEIR PREFERRED SHARES PURSUANT TO THE OFFER TO PURCHASE AND WHO WISH TO HAVE THEIR PREFERRED SHARES PURCHASED PURSUANT TO THE OFFERS NEED NOT TAKE ANY FURTHER ACTION TO TENDER THEIR PREFERRED SHARES.

                                   Schedule I

     INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of the Company.


                   Name             Age    Position with the Company
                   ----             ---    -------------------------
         Daniel M. Gottlieb         61     Director and Chief Executive Officer
         Steven D. Lebowitz         61     Director and President
         Richard L. Lesher          68     Director
         Leslie D. Michelson        50     Director
         Charles P. Reilly          59     Director
         S. Craig Tompkins          50     Director
         John H. Rauch              70     Senior Vice President, Operations
         David E. Hamer             28     Vice President, Chief Accounting
                                           Officer, and Secretary

         The following is a biographical summary of the experience of the Company's directors and executive officers. Each director and executive officer is a United States citizen. None of the Company's directors or executive officers has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal or state securities law. Unless otherwise indicated below, the principal business address of each of the Company's directors and executive officers is 439 North Bedford Drive, Beverly Hills, CA 90210.

         Mr. Gottlieb is the Company's Chief Executive Officer and Co-Chairman of the Company's board and has held these positions since the Company commenced operations in 1993. Mr. Gottlieb co-founded G & L Development in 1976 and has been a general partner of G & L Development and active in commercial real estate management and development since that time. Mr. Gottlieb received his B.A. with honors from the University of Southern California and earned a J.D. from Boalt Hall School of Law at the University of California at Berkeley. Prior to forming G & L Development, Mr. Gottlieb first served as a Los Angeles County Deputy District Attorney and later entered private practice specializing in real estate law and business management. Mr. Gottlieb has also served on the board of directors of the United States Chamber of Commerce, Washington, D.C. since February 1996.

         Mr. Lebowitz is the Company's President and Co-Chairman of the Company' s board and has held these positions since the Company commenced operations in 1993. Mr. Lebowitz is the co- founder and a general partner of G & L Development and has been active in the development, management and ownership of a wide range of real estate properties since 1968. Mr. Lebowitz received a B.S. in Accounting from the University of Southern California, where he also received his MBA with highest honors in 1965. From 1962 to 1964, Mr. Lebowitz worked for Deloitte & Touche, LLP and was licensed as a Certified Public Accountant in 1964. From 1965 to 1968, Mr. Lebowitz worked with the U.S.

Department of Commerce and the Brookings Institution in Washington D.C. Mr. Lebowitz served on the board of directors of the United States Chamber of Commerce, Washington, D.C. from 1989 to 1994. Mr. Lebowitz is currently a member of the Board of Counselors of the USC Ethel Percy Andrus Gerontology Center.

         Dr. Lesher has served as the Company's director since the Company commenced operations in 1993. Dr. Lesher is currently retired. Dr. Lesher was President of the United States Chamber of Commerce, Washington D.C. from 1975 to 1997, and has been a member of its board of directors since 1975. He served on numerous committees of the board, including the executive and budget committees. In addition, Dr. Lesher is a member of the board of directors of World Heart Corporation (Ottawa, Canada), an artificial heart research and development company and AIT Corporation, a high-tech company. Dr. Lesher received a B.B.A. from the University of Pittsburgh in 1958, a M.S. from Pennsylvania State University in 1960 and a D.B.A. from Indiana University in 1963 and holds four Honorary Doctorates.

         Mr. Michelson has served as the Company's director since 1995 and serves as Chairman of the Company's compensation committee. Mr. Michelson has been active in the creation and management of a number of health care companies. He co-founded Protocare, 2400 Broadway, Suite 100, Santa Monica, CA 90404, a clinical trials and disease management company, and served as its Chairman and Co-CEO from 1998 to present. Prior to forming Protocare, Mr. Michelson was a founder of Value Health Sciences, Inc., a leading disease management company serving the pharmaceutical and managed care industries, and served as its Chairman and co-Chief Executive Officer from 1988 to 1998. Mr. Michelson is also a director of Catellus Development Corporation, a New York Stock Exchange traded real estate developer. He served as Special Assistant to the General Counsel of the U.S. Department of Health and Human Services from 1979 to 1981. He received a B.A. from The Johns Hopkins University and a J.D. from Yale Law School.

         Mr. Reilly has served as the Company's director since the Company commenced operations in 1993. Mr. Reilly is the managing general partner of Shamrock Investments, 2049 Century Park East, Suite 3300, Los Angeles, CA 90067, an investment and merchant banking firm that specializes in the health care industry. Prior to forming Shamrock Investments in 1987, Mr. Reilly served as Senior Executive Vice President and Chief Development Officer for American Medical International, Inc. In this position, Mr. Reilly was responsible for growth through the acquisition and development of new health care facilities and related business in the United States and abroad. Mr. Reilly was a member of American Medical International's board of directors and served on its finance, management, and executive committees. Mr. Reilly is the former Chairman of the board of directors of Dynamic Health, Inc., an owner/operator of acute care hospitals, the former Chairman of the board of directors of Paragon Ambulatory Surgery Centers, Inc., an owner/operator of freestanding ambulatory surgery centers, and the former Chairman of the board of directors of PHP Healthcare Corp., a managed care provider. Mr. Reilly holds a law degree from the University of Pennsylvania and a bachelor's degree in accounting and finance from Pennsylvania State University. He has served as a director, trustee, and governing council member of the Federation of American Healthcare Systems, the National Committee for Quality Health Care and the American Hospital Association and is a past President of the Beverly Hills Chamber of Commerce.

         Mr. Tompkins has served as the Company's director since the Company commenced operations in 1993. Mr. Tompkins is the President and a director of The Craig Corporation, 550 South Hope Street, Suite 1825, Los Angeles, CA 90071, a New York Stock Exchange company engaged in the ownership and strategic management of its controlling interests in other operating companies, including a 78%
voting interest in Reading Entertainment, Inc. and a 33% interest in Citadel Holding Corporation. Reading Entertainment, whose shares are quoted on the NASDAQ, is principally in the beyond-the-home entertainment business, developing and operating multiplex cinemas and cinema based entertainment centers in Australia, New Zealand and Puerto Rico. Citadel Holding Corporation, is an American Stock Exchange company, whose assets consist primarily of commercial and agricultural real estate in California, the Manhattan based City Cinemas chain of movie theaters and off- Broadway style live theaters in Manhattan and Chicago. Mr. Tompkins also serves on the boards of directors of Reading Entertainment (where he is Vice-Chairman) and Citadel Holding Corporation (where he is also Vice- Chairman). Since April 2000, Mr. Tomkins has served on the board of directors of Fidelity Federal Bank, FSB, a Southern California based savings bank and as a member of the audit and compensation committees of that company. Beginning in 1984 and prior to joining Craig and Reading Entertainment in March 1993, Mr. Tompkins was a partner specializing in corporate and real estate law in the law firm of Gibson, Dunn & Crutcher LLP. Mr. Tompkins holds a bachelor's degree from Claremont McKenna College and a J.D. from Harvard Law School.

         Mr. Rauch has been the Company's Senior Vice President, Operations since 1996. Mr. Rauch is responsible for the asset management of all of the Company's medical office buildings. From 1975 to 1996 he was founder and President of Camden Consultants, Inc., an economic consulting firm providing clients with real estate and corporate planning information. Mr. Rauch had been a consultant to the Company from 1985 to 1996. Mr. Rauch received his law degree from the University of Southern California with honors in 1961 and his bachelor's degree in economics from the University of California, Los Angeles in 1954.

         Mr. Hamer has been the Company's Controller and Chief Accounting Officer since 1998. The board of directors elected Mr. Hamer as a Vice President in March 2000 and as Secretary in May 2001. Mr. Hamer worked for Deloitte and Touche, LLP, 350 South Grand Avenue, Suite 200, Los Angeles, California, 90071, from 1995 to 1998 specializing in real estate. He graduated from the University of California, Los Angeles in 1995 with a Bachelor of Arts degree in political science and a specialization in business administration. Mr. Hamer is a registered Certified Public Accountant.

                                   Schedule II

                   INFORMATION CONCERNING MEMBERS OF BORROWER

The following table sets forth certain information with respect to the members of the Borrower.


                   Name                  Age         Position with Borrower
                   ----                  ---         ----------------------
         Daniel M. Gottlieb              61          Member
         Steven D. Lebowitz              61          Member


         The following is a biographical summary of the experience of the Borrower's members. Each member is a United States citizen. Neither members has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal or state securities law. The principal business address of each member of the Borrower is 439 North Bedford Drive, Beverly Hills, CA 90210.

         Mr. Gottlieb is a member of the Borrower and the Company's Chief Executive Officer and Co-Chairman of the Company's board and has held these positions since the Company commenced operations in 1993. Mr. Gottlieb co-founded G & L Development in 1976 and has been a general partner of G & L Development and active in commercial real estate management and development since that time. Mr. Gottlieb received his B.A. with honors from the University of Southern California and earned a J.D. from Boalt Hall School of Law at the University of California at Berkeley. Prior to forming G & L Development, Mr. Gottlieb first served as a Los Angeles County Deputy District Attorney and later entered private practice specializing in real estate law and business management. Mr. Gottlieb has also served on the board of directors of the United States Chamber of Commerce, Washington, D.C. since February 1996.

         Mr. Lebowitz is a member of the Borrower and the Company's President and Co-Chairman of the Company's board and has held these positions since the Company commenced operations in 1993. Mr. Lebowitz is the co- founder and a general partner of G & L Development and has been active in the development, management and ownership of a wide range of real estate properties since 1968. Mr. Lebowitz received a B.S. in Accounting from the University of Southern California, where he also received his MBA with highest honors in 1965. From 1962 to 1964, Mr. Lebowitz worked for Deloitte & Touche, LLP and was licensed as a Certified Public Accountant in 1964. From 1965 to 1968, Mr. Lebowitz worked with the U.S. Department of Commerce and the Brookings Institution in Washington D.C. Mr. Lebowitz served on the board of directors of the United States Chamber of Commerce, Washington, D.C. from 1989 to 1994. Mr. Lebowitz is currently a member of the Board of Counselors of the USC Ethel Percy Andrus Gerontology Center.

         The Depositary for the Offer is Mellon Investor Services LLC.

               By Mail:                               By Overnight Courier:
               -------                                --------------------
     Mellon Investor Services LLC                 Mellon Investor Services LLC
            P.O. Box 3301                              85 Challenger Road
      South Hackensack, NJ 07606                         Mail Drop-Reorg
      Attn: Reorganization Dept.                    Ridgefield Park, NJ 07660
                                                   Attn: Reorganization Dept.

               By Hand:                                Alternate By Hand:
               -------                                 -----------------
     Mellon Investor Services LLC                   (If 120 Broadway is not
             120 Broadway                       available) Mellon Investor
             13th Floor c/o Stars                       Services LLC

          New York, NY 10271                       100 William Street-Galleria
      Attn: Reorganization Dept.                       New York, NY 10038

                              To Confirm Receipt of
                         Notice of Guaranteed Delivery:\
                         -----------------------------
                              FAX #: (201) 296-4293
                       FAX Confirmation #: (201) 296-4860


         Any questions or requests for assistance may be directed to the Purchaser at the telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letters of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Purchaser at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offers.

                                G & L Tender LLC
                             c/o G & L Realty Corp.
                              439 N. Bedford Drive
                             Beverly Hills, CA 90210
                            Telephone: (310) 273-9930
                           Attention: Ms. Liza Cunanan